Confidential Materials omitted and filed separately with the	Exhibit 10.29
Securities and Exchange Commission. Double asterisks denote omissions.

NOVATED, AMENDED AND RESTATED LICENSE AGREEMENT

by and between

ARGOS THERAPEUTICS, INC.,

MEDINET CO., LTD.

and

MEDCELL CO., LTD.

NOVATED, AMENDED AND RESTATED LICENSE AGREEMENT

THIS NOVATED, AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”), effective as of October 1, 2014 (the “Effective Date”), is by and between Argos Therapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Argos”), Medinet Co., Ltd., a corporation organized and existing under the laws of Japan (“Medinet”) and MEDcell Co., Ltd., a corporation organized and existing under the laws of Japan.

RECITALS:

WHEREAS, Medinet has established MEDcell as a wholly-owned subsidiary on December 9, 2013 to develop, manufacture, sell, import and export cell therapeutics products and Medinet will focus primarily on cell processing as a contract manufacturing organization;

WHEREAS, Argos and Medinet entered into a License Agreement effective as of December 27, 2013 as amended or supplemented (the “Original License Agreement”);

WHEREAS, in order to reflect the different functions of Medinet and MEDcell, Argos, Medinet and MEDcell have agreed to novate, amend and restate the Original License Agreement as provided herein;

WHEREAS, Argos controls a proprietary immunotherapy system referred to as “Arcelis®” for the production of personalized therapeutic products for the treatment of cancer and infectious disease;

WHEREAS, Argos is developing a proprietary therapeutic product referred to as “AGS-003” based on the Arcelis® system targeting the treatment of metastatic renal cell carcinoma (“mRCC”), including through the conduct of a Phase III clinical study sponsored by Argos and referred to as “ADAPT”;

WHEREAS, MEDcell desires to develop and manufacture the AGS-003 product for the treatment of mRCC in Japan;

WHEREAS, MEDcell desires an option to commercialize the AGS-003 products for the treatment of mRCC as set forth in this Agreement in Japan;

WHEREAS, Medinet as a contract manufacturing organization desires to manufacture the AGS-003 products for the treatment of mRCC in Japan for MEDcell.

WHEREAS, the parties desire for MEDcell to loan Argos funds in order to enable Argos to accelerate the development of the product based on Arcelis® system; and

WHEREAS, Argos, Medinet and MEDcell believe that a license, option and loan for such purposes on the terms and conditions of this Agreement would be desirable.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. DEFINITIONS

  Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Affiliate” means a corporation or non-corporate business entity that, directly or indirectly, controls, is controlled by, or is under common control with the Person specified, for so long as such control continues.  An entity will be regarded as in control of another entity if:  (a) it owns, directly or indirectly, at least 50% of the voting securities or capital stock of such entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.2 “Argos Indemnitees” has the meaning set forth in Section 12.5.1.

1.3 “Argos In-License” means an agreement between Argos and a Third Party pursuant to which Argos has rights and obligations with respect to, or which otherwise Cover, the Licensed Product and is necessary to Develop, Commercialize and/or Manufacture the Licensed Product in the Field in the Territory.

1.4 “Argos Know-How” means Know-How Controlled by Argos during the Term that is reasonably necessary or useful for MEDcell and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to products incorporating Argos’ Arcelis Personalized Immunotherapy Platform for the treatment of tumors or pathogen infection, as such platform is more particularly described on Schedule A attached hereto.  For the avoidance of doubt, Argos Know-How shall not include Know-How associated with or relating to Automated Systems, dendritic cell transfected with IL4 RNA for the treatment of unwanted autoimmune responses, anti-interferon alpha antibodies, soluble CD83 or regulatory T cells.

1.5 “Argos Patent Rights” means those Patent Rights Controlled by Argos during the Term that relate to Argos’ Arcelis Personalized Immunotherapy Platform for the treatment of tumors and that are reasonably necessary or useful for MEDcell and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to the Licensed Product in the Field in the Territory, including without limitation, the Patent Rights set forth in Schedule B of this Agreement.  For the avoidance of doubt, Argos Patent Rights shall not include patent rights associated with or relating to dendritic cell transfected with IL4 RNA for the treatment of unwanted autoimmune responses, anti-interferon alpha antibodies, soluble CD83 or regulatory T cells.

1.6 “Argos Technology” means, collectively, Argos Know-How and Argos Patent Rights.

1.7 “Argos Trademark” has the meaning set forth in Section 13.8.2.

1.8 “Automated Systems” means the automated cellular and RNA systems used from time to time to Manufacture Licensed Product, as such systems are generally described in Schedule C attached hereto.

1.9 “Bankrupt Party” has the meaning set forth in Section 14.2.3(c).

1.10 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term, and (b) the first Calendar Quarter of a Royalty Term for the Licensed Product shall begin on the First Commercial Sale of the Licensed Product and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term shall end on the last day of such Royalty Term.

1.11 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term, and (b) the first Calendar Year of a Royalty Term for the Licensed Product shall begin on the First Commercial Sale of the Licensed Product and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of such Royalty Term.

1.12 “CMO License” has the meaning set forth in Section 2.1.

1.13 “Code” has the meaning set forth in Section 14.2.3(c).

1.14 “Commercialization” or “Commercialize” means any and all activities directed to Developing, marketing, promoting, distributing, importing, exporting, offering to sell and/or selling the Licensed Product, including the activities directed to obtaining pricing and reimbursement approvals, as applicable.

1.15 “Commercialization License” has the meaning set forth in Section 3.2.

1.16 “Commercialization Plan” has the meaning set forth in Section 10.3.

1.17 “Commercially Reasonable Efforts” means the carrying out of obligations in a diligent and sustained manner using such effort and employing such resources as would normally be exerted or employed by a similarly situated pharmaceutical company for a product of similar market or profit potential or strategic value at a similar stage of its product life.

1.18 “Commitment Fee” has the meaning set forth in Section 9.1.

1.19 “Conditional Regulatory Approval” means the granting of Regulatory Approval of the Licensed Product for the Field in the Territory that requires the holder of such Regulatory Approval to conduct more safety and/or efficacy studies after the initial marketing of the Licensed Product.

1.20 “Confidential Information” means any and all information and data, including without limitation all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, trade secret and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.  Argos Technology is Confidential Information of Argos. MEDcell Improvements are Confidential Information of MEDcell.  Joint IP is the Confidential Information of Argos and MEDcell.

1.21 “Control”, “Controls” or “Controlled by” means, with respect to any (a) material, Know-How or other information or (b) intellectual property right, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party or its Affiliates to assign, transfer, grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to assign, transfer or grant the other Party such access or license or sublicense.

1.22  “Cover,” “Covering” or “Covers” means that in the absence of a license granted under a Valid Claim, the Development, Manufacture or Commercialization of the Licensed Product would or is reasonably likely to infringe such Valid Claim.

1.23 “Current Medinet Facility” means Medinet’s operating facility located at Shin-yokohama, Osaka, Fukuoka, and Tokyo Univ.

1.24 “Data” means all manufacturing, non-clinical and clinical data related to the Licensed Product in the Field.

1.25 “Development,” “Developing” or “Develop” means the research and development activities related to the generation, characterization, optimization, construction, expression, use production, seeking Regulatory Approval of the Licensed Product, any other research and development activities related to the pre-clinical testing and qualification of the Licensed Product for clinical testing, and such other tests, studies and activities as may be required or recommended from time to time by any Regulatory Authority to obtain Regulatory Approval of the Licensed Product, including toxicology studies, statistical analysis and report writing, pre-clinical testing, clinical studies and regulatory affairs, product approval and registration activities.

1.26 “Dispute” has the meaning set forth in Section 15.11.1.

1.27 “Effective Date” has the meaning set forth in the preamble.

1.28 “Excluded Claim” has the meaning set forth in Section 15.11.1.

1.29 “Field” means the treatment of mRCC using dendritic cells loaded with RNA encoding Uncharacterized Antigens.

1.30 “First Commercial Sale” means, with respect to the Licensed Product, the first sale for end use or consumption of such Licensed Product after all required Regulatory Approvals have been granted by the Regulatory Authority.

1.31 “GAAP” means generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied.

1.32 “ICC” has the meaning set forth in Section 15.11.1.

1.33 “IND” means an Investigational New Drug application, Clinical Trial Application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.34 “Indemnitee” has the meaning set forth in Section 12.5.4.

1.35 “Infringement Claim” has the meaning set forth in Section 13.5.1.

1.36 “In-Licenses” means, collectively, the Argos In-Licenses and the MEDcell In-Licenses.

1.37 “Joint IP” has the meaning set forth in Section 13.2.

1.38 “Know-How” means all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, including without limitation pharmacological, toxicological and pre-clinical and clinical test data and stability, analytical and quality control data, patentable or otherwise.

1.39 “Knowledge,” with respect to a Party, means the actual knowledge of any of the executive officers of such Party.

1.40 “Licensed Product” means any product developed, manufactured or sold utilizing the Argos Technology.

1.41 “Licensed Product Trademarks” has the meaning set forth in Section 13.8.2.

1.42 “Losses” has the meaning set forth in Section 12.5.1.

1.43 “Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of the Licensed Product, including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.44 “MEDcell Improvements” mean any improvements, ideas, inventions, developments, derivatives, modifications, technologies, discoveries, know-how and techniques, whether or not patentable, conceived or reduced to practice by MEDcell or Related Parties during the Term that cover or relate to Argos Technology, the Automated System or Licensed Product.

1.45 “MEDcell Indemnitees” has the meaning set forth in Section 12.5.2.

1.46 “MEDcell In-License” means an agreement between MEDcell or Related Parties and a Third Party pursuant to which MEDcell or Related Parties has rights and obligations with respect to, or which otherwise Cover, the Licensed Product, its Manufacture, or a reagent or component for its Manufacture and is necessary to Develop, Commercialize and/or Manufacture such Licensed Product in the Field.

1.47 “MEDcell Trademark” has the meaning set forth in Section 13.8.2.

1.48 “Milestone Payment” has the meaning set forth in Section 9.2.3.

1.49 “mRCC” has the meaning set forth in the recitals.

1.50 “Necessary Third Party IP” means Know-How or Patent Rights owned or controlled by a Third Party that Cover the Development, Manufacturing and/or Commercialization of the Licensed Product.

1.51 “Net Sales” means the total amount actually received by MEDcell or its Related Parties in connection with sales of the Licensed Product to any Third Party, after deduction of all the following to the extent applicable to such sales:

(a) all trade, case and quantity credits, discounts, refunds or rebates, including without limitation rebates accrued, incurred or paid to any governmental agency and any other price reductions required by any governmental agency;

(b) allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of a Party, and retroactive price reductions (including Medicaid, managed care and similar types of rebates);

(c) cost of freight, postage, and freight insurance, (if paid by seller);

(d) sales taxes, value added taxes, excise taxes, and customs duties; and

(e) cost of export licenses and any taxes (excluding income taxes or similar taxes), fees or other charges associated with the exportation or importation of Licensed Product.

Net Sales shall be calculated in accordance with GAAP.

A sale or transfer to a Related Party for re-sale by such Related Party shall not be considered a sale for the purpose of this provision but the resale by such Related Party to a Third Party shall be a sale for such purposes.  Any amounts received by MEDcell or its Related Parties in exchange for Licensed Product transferred or provided to any person or entity for use in testing, clinical trials for obtaining Regulatory Approval, compassionate use, or as marketing samples to develop or promote the Licensed Product are expressly excluded from the definition of Net Sales.  In the event that the Licensed Product is sold in conjunction with a product or service (e.g., as a bundled or combination therapy) that is not the Licensed Product, “Net Sales” with respect to such conjoined sale shall be deemed to mean that portion of the total proceeds proportionate to the value attributable to the Argos Technology that Covers such bundled or combination therapy.  In the event of a dispute with respect to the proper allocation of value, the provisions of Section 15.11 shall apply.

1.52 “New Medinet Facility” has the meaning set forth in Section 2.3.2.

1.53 “Option” has the meaning set forth in Section 3.1.

1.54 “Non-Bankrupt Party” has the meaning set forth in Section 14.2.3(c).

1.55 “Party” means Medinet, MEDcell or Argos; “Parties” means Medinet, MEDcell and Argos.

1.56 “Patent Expenses” has the meaning set forth in Section 13.3.6.

1.57 “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part and divisions) and all foreign equivalents of the foregoing.

1.58 “Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

1.59  “Pharmacovigilance Agreement” has the meaning set forth in Section 10.9.2.

1.60 “Promissory Note” has the meaning set forth in Section 9.1.

1.61 “Promotional Materials” has the meaning set forth in Section 10.6.

1.62 “Recoveries” has the meaning set forth in Section 13.4.4.

1.63 “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, Commercialization and Manufacture of the Licensed Product.

1.64 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Development, Manufacturing, Commercialization, reimbursement and/or pricing of the Licensed Product.

1.65 “Related Party” means a Party’s Affiliates and Sublicensees

1.66 “Royalty Term” has the meaning set forth in Section 9.2.9.

1.67 “Sublicense Agreement” means a written agreement between MEDcell or its Affiliate, on the one hand, and a Third Party, on the other hand, in which MEDcell (or its Affiliate) grants a sublicense to such Third Party of rights licensed by Argos to MEDcell pursuant to this Agreement.  Notwithstanding the foregoing and for the avoidance of doubt, the agreement between MEDcell and Medinet entered into pursuant to Section 4.5 shall be deemed to be a “Sublicense Agreement.”

1.68 “Sublicensee” means  Medinet in the context of the Sublicense Agreement entered into pursuant to Section 4.5, and a Third Party to whom MEDcell grants a sublicense under the rights granted to MEDcell by Argos hereunder.

1.69 “Term” has the meaning set forth in Section 14.1.

1.70 “Territory” means Japan.

1.71 “Third Party” means an entity other than a Party and its Affiliates.

1.72 “United States” means the United States of America and its territories, possessions and commonwealths.

1.73 “Uncharacterized Antigen” means any unknown or uncharacterized antigen.  For the avoidance of doubt, a preparation, or any fractional preparation of total tumor RNA is a preparation that contains exogenous Uncharacterized Antigens.

1.74 “Upfront Option Fee” has the meaning set forth in Section 9.2.1.

1.75 “Valid Claim” means a claim of:  (a) an issued and unexpired Argos Patent Right, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application for a patent included within the Argos Patent Rights which has been pending for less than [**] years and that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

2. MANUFACTURING LICENSE

2.1 License Grant.   Subject to the terms and conditions of this Agreement, Argos hereby grants MEDcell an exclusive, royalty-free license under and to Argos Technology to Manufacture the Licensed Product in the Territory solely for the purpose of the Commercialization of the Licensed Product in the Territory in the Field (the “CMO License”).  Prior to MEDcell’s exercise of the Option and payment of the Upfront Option Fee, unless otherwise agreed by Argos in writing, the CMO License (i) shall be used by MEDcell solely to supply Argos or its designee with Licensed Product for Commercialization in the Territory, and (ii) shall not be sublicensable to Third Parties.  Upon MEDcell’s exercise of the Option and payment of the Upfront Option Fee, unless otherwise agreed by Argos in writing, the CMO License (i) shall be used by MEDcell solely to supply MEDcell or its Related Parties with Licensed Product for Commercialization in the Territory in the Field, and (ii) shall include the right to grant sublicenses as provided in Article 4 below. For the avoidance of doubt, the license granted pursuant to this Section 2.1 shall not include the right to Manufacture or have Manufactured Automated Systems or components thereof, and shall not preclude Argos from Manufacturing or having Manufactured Licensed Product outside the Territory for Commercialization outside the Territory. Argos may request MEDcell to manufacture Licensed Product in the Territory for Development or Commercialization of the Licensed Product outside the Territory in order to enable Argos to execute the Argos Retained Right defined in Section 3.3.

2.2 Supply Agreement.  In the event MEDcell does not exercise the Option, the Parties would use good faith efforts to negotiate and sign a supply agreement no later than [**] months prior to the expected receipt of the Regulatory Approval of the Licensed Product for the Field in the Territory, under which MEDcell would supply Argos or its designee with 100% of its or its designee’s requirements of Licensed Product for Commercialization in the Territory in the Field (“Supply Agreement”).  The Supply Agreement would include industry standard terms and conditions, and Licensed Product would be supplied at a transfer price mutually agreed in good faith by the Parties.

2.3 Technology Transfer.

2.3.1 Immediately after the execution of this Agreement, provided that the timing accommodates Argos’ manufacturing schedule for the Phase 3 ADAPT trial, Argos shall transfer the non-automated Argos Technology to the Current Medinet Facility where Medinet, as a Sublicensee of MEDcell pursuant to Section 4.5, would Manufacture Licensed Product based on the current, non-automated, manufacturing system.  Upon completion of the Automated System, Argos shall transfer the technology necessary to Manufacture the Licensed Product using the Automated System to the New Medinet Facility (defined in 2.3.2)  Medinet would reimburse Argos for reasonable costs incurred to complete any technology transfer, the level of costs to be discussed by the Parties prior to initiation of the technology transfer.  Medinet and MEDcell would not sell or administer any Licensed Product to humans until Argos has determined that the Technology has been satisfactorily transferred.

2.3.2 Medinet, as a Sublicensee of MEDcell pursuant to Section 4.5, shall build a new manufacturing facility (“New Medinet Facility”) with capacity sufficient to produce Licensed Product volumes for the Field in Territory based on its commercially reasonable projections agreed in good faith by the Parties.  The New Medinet Facility shall be completed on or before [**].  Medinet shall be responsible at its sole cost and expense to transfer the technology from the Medinet Current Facility to the New Medinet Facility.

2.3.3 MEDcell shall, at its sole cost, acquire Regulatory Approval to Manufacture the Licensed Product for Commercialization of the Licensed Product in the Field in the Territory.

2.3.4 As of the Effective Date, Argos is developing the Automated System and Argos anticipates development completion between [**].  Upon completion of the development of the Automated System and the approval of its use by applicable Regulatory Authorities in the Territory, Medinet shall use the Automated System to Manufacture Licensed Product.  Costs to purchase the Automated Systems and installation fees shall be borne by Medinet.  Argos shall supply Medinet’s requirements for instruments and disposables for Automated Systems pursuant to a supply agreement to be negotiated in good faith by the Parties; provided, however, that the price of such instruments and disposables for Automated Systems to be included in such supply agreement shall be Argos’ fully burdened cost of supplying the Automated Systems.

2.3.5 Notwithstanding the foregoing, Argos shall transfer all the clinical and non-clinical data necessary for the technology transfer of Argos Technology under this Section 2.3 to MEDcell and MEDcell shall transfer such data to Medinet to the extent necessary to Manufacture the Licensed Products.

3. OPTION; COMMERCIALIZATION LICENSE

3.1 Option Grant.  Argos hereby grants MEDcell an option (the “Option”), exercisable from the Effective Date until 30 days after Argos provides MEDcell with a summary interim report following 50% of events (deaths) of study subjects in Argos’ ADAPT study (the “Option Period”), to acquire a nonexclusive, royalty-bearing license under the Argos Technology to use, sell and offer to sell Product solely for the Field in the Territory. Notwithstanding the foregoing, in any event the Option Period shall end on December 31, 2015.  The Option must be exercised by MEDcell, if at all, by providing written notice to Argos within the Option Period.

3.2 Commercialization License Grant.  Upon MEDcell’s timely exercise of the Option and Payment of the Upfront Option Fee, Argos shall grant MEDcell a nonexclusive, royalty-bearing license under the Argos Technology to use, sell and offer to sell Licensed Product solely for the Field in the Territory (the “Commercialization License”). The Commercialization License shall include the right to grant sublicenses as provided in Article 4 below.

3.3 Argos Retained Rights.  Notwithstanding anything in this Agreement to the contrary and for clarity, Argos retains the full right to import (and have imported) from the Territory, and export (and have exported) to outside the Territory, Licensed Product (and components thereof) for Development or Commercialization of the Licensed Product outside the Territory.  Argos shall not have rights to Manufacture the Licensed Products in the Territory.

4. SUBLICENSES

4.1 Sublicense of MEDcell’s Rights.  Subject to the terms of Section 4.2, MEDcell is entitled to grant sublicenses of all or any portion of their rights under the Commercialization License and, upon exercise of the Option, the CMO License; provided, however, that MEDcell may not grant a sublicense under the Commercialization License to more than one (1) Third Party in the Territory unless it has received the prior written consent of Argos which shall not be unreasonably withheld. Consent shall be presumed and deemed given if Argos does not provide a written objection within [**] days of Argos’ receipt of a written request for consent.

4.2 Sublicensing Terms.  Each sublicense granted by MEDcell pursuant to this Article 4 shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement.  MEDcell shall promptly provide Argos with a copy of the executed Sublicense Agreement with any Sublicensee which shall contain the identity of the Sublicensee and shall provide sufficient information to show that the following provisions have been imposed on the Sublicensee: (a) a requirement that such Sublicensee submit applicable sales or other reports consistent with those required under this Agreement; (b) the audit requirement set forth in Section 9.8; (c) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article 11 with respect to both Parties’ Confidential Information; (d) that the Sublicense Agreement will automatically terminate upon Argos’ exercise of the Revocation Right, as applicable; and (e) any other provisions required under any Argos In-License subject to Argos’ compliance with Section 6.1 hereof.  In the event MEDcell becomes aware of a material breach of any Sublicense Agreement by a Sublicensee that has not been cured pursuant to the terms of such Sublicense Agreement, MEDcell shall promptly notify Argos of the particulars of same and shall enforce the terms of such Sublicense Agreement. If MEDcell does not cause the Sublicensee to comply with the terms of the Sublicense Agreement within [**] days of Argos’ request, MEDcell shall, upon Argos’ written direction, terminate the Sublicense Agreement.

4.3 Liability. MEDcell shall at all times be responsible for the performance of its Sublicensees under this Agreement.

4.4 Termination of Sublicenses.  In the event Argos exercises its Revocation Right with respect to the CMO License and/or Commercialization License, all Sublicense Agreements shall immediately terminate.

4.5           Sublicensing to Medinet.  Notwithstanding Section 4.1, but subject to the rest of this Article 4, MEDcell shall enter into a Sublicensing Agreement with Medinet under which MEDcell outsources the Manufacturing of Licensed Products to Medinet by granting sublicenses under the CMO License.  MEDcell shall provide a copy of executed Sublicensing Agreement to Argos. Argos shall have the right to terminate the Sublicense Agreement between MEDcell and Medinet upon written notice in the event Medinet is no longer an Affiliate of MEDcell.

5. REVOCATION RIGHT.

5.1 Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.3, Argos may revoke the CMO License and/or the Commercialization License (the “Revocation Right”) as follows: (i) if MEDcell has not exercised the Option (or the Potion Period has lapsed without MEDcell having exercised the Option) as of the date Argos exercise the Revocation Right, Argos may revoke the CMO License; and (ii) if MEDcell has exercised the Option as of the date Argos exercises the Revocation Right,  Argos may revoke (A) the Commercialization License only, or (B) the CMO License and the Commercialization License together.  Argos may exercise the Revocation Right by providing written notice to MEDcell.

5.2 In the event Argos exercises the Revocation Right, MEDcell shall, unless prohibited by law or practically impossible, take the following actions at Argos’ cost:

(i) as promptly as practicable transfer and assign to Argos or Argos’ designee:

(A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including without limitation all Regulatory Approvals and pricing and reimbursement approvals) relating to, if the Commercialization License is revoked, the Commercialization, and, if the CMO License is revoked, the Manufacture, of the Licensed Product and all Licensed Product Trademarks and execute any and all documents and carry out any other actions as may be requested by Argos to assist Argos with all regulatory filings with the applicable Regulatory Authorities to ensure that all Regulatory Approvals in the Territory can be transferred or issued to Argos or Argos’ designee; and

(B) copies of all data, reports, records and materials in MEDcell’s possession or Control relating to, if the Commercialization License is revoked, the Commercialization, and, if the CMO License is revoked, the Manufacture, of the Licensed Product, including without limitation all non-clinical and clinical data relating to the Licensed Product, including without limitation customer lists and customer contact information and all adverse event data in MEDcell’s possession or Control;

(ii)  as promptly as practicable appoint Argos or Argos’ designee as MEDcell’s and/or MEDcell’s Related Parties’ agent for all Licensed Product-related matters involving Regulatory Authorities in the Territory until all Regulatory Approvals and other regulatory filings have been transferred to Argos or its designee;

(iii) as promptly as practicable appoint Argos as its exclusive distributor of the Licensed Product in the Territory and grant Argos the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Territory have been transferred to Argos or its designee;

(iv) if Argos so requests, transfer to Argos any Third Party agreements relating to, if the Commercialization License is revoked, the Commercialization, and, if the CMO License is revoked, the Manufacture, of the Licensed Product to which MEDcell is a party, subject to any required consents of such Third Party, which MEDcell shall use Commercially Reasonable Efforts to obtain promptly; and

(v) unless otherwise agreed by Argos in writing, all Sublicense Agreements related to, if the Commercialization License is revoked,  the Commercialization, and, if the CMO License is revoked, the Manufacture, of Licensed Product shall automatically terminate. MEDcell shall execute all documents and take all such further actions as may be reasonably requested by Argos in order to give effect to the foregoing clauses (i) through (v).

5.3 In the event the following conditions (i), (ii) and (iii) are met, then Argos shall, at Argos’ sole option, take one of the actions listed as (x), (y) or (z).

(i) Argos exercises the Revocation Right with respect to the CMO License;

(ii) the Revocation Right is exercised after the first to occur of the grant of:

 (A) Regulatory Approval; or

 (B) Conditional Regulatory Approval of the Licensed Product for the Field in the Territory, and;

(iii) the New Medinet Facility has been completed and is solely dedicated to the Manufacture of Licensed Product.

(x) if Medinet then owns the New Medinet Facility accept an assignment of the New Medinet Facility on terms and conditions to be negotiated in good faith by the Parties;

(y) if Medinet leases the New Medinet Facility from a Third Party, assume Medinet’s obligations under such lease; or

(z) purchase its, or cause its Related Party to purchase, the requirements for the Licensed Product for the Field in the Territory for one year following the exercise of the Revocation Right.

5.4 Upon the expiration of the last Valid Claim of the Argos Patent Rights, MEDcell shall have the right under and to such expired Argos Patent Rights for its own purposes even if the Revocation Right is exercised.

6. THIRD PARTY IP; MEDCELL IMPROVEMENTS

6.1 In-Licenses.  All licenses and other rights granted to MEDcell under this Agreement are subject to the rights and obligations of Argos under the Argos In-Licenses.  During the Term, Argos shall maintain the Argos In-Licenses in full force and effect with respect to the rights granted to MEDcell under this Agreement. MEDcell shall comply with all applicable terms and conditions of the Argos In-Licenses, and shall perform and take such actions as may be required to allow Argos to comply with its obligations thereunder, including but not limited to, obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence.  Argos agrees to provide MEDcell with copies of any Argos In-Licenses that are relevant to the rights granted to MEDcell under this Agreement.  Confidential Information of Argos or the counterparty may be redacted from such copies, except to the extent that such information is required in order to enable MEDcell to comply with its obligations under this Section 6.1 with respect to such Argos In-License.

6.2 Licenses of Necessary Third Party IP.   During the Term, MEDcell  shall be responsible for obtaining licenses of any Necessary Third Party IP for the Territory that it does not Control (other than Necessary Third Party IP for the Territory sublicensed to MEDcell pursuant to an Argos In-License), and shall notify Argos in writing and provide Argos with a copy of any license of Necessary Third Party IP entered into by MEDcell after the Effective Date.  If, during the Term, Argos obtains a license to Necessary Third Party IP for the Territory that is not already Controlled by MEDcell or Argos, then Argos shall notify MEDcell in writing and include in such notification a summary of such Necessary Third Party IP, the commercial and sublicensing terms of the license and any other relevant information together with a copy of the fully executed license.  MEDcell will have [**] days thereafter to notify Argos of its desire to obtain a sublicense to such Necessary Third Party IP.  Upon receipt of such written notice from MEDcell, Argos shall grant to MEDcell a sublicense of such Necessary Third Party IP, which shall include any terms that Argos is required to impose on its Sublicensees pursuant to the relevant in-license, but shall include no incremental compensation to Argos. Upon execution of such supplemental agreement, Argos’ license of such Necessary Third Party IP will be deemed an Argos In-License and Schedule D will be updated accordingly.

6.3 License under MEDcell Improvements.  MEDcell hereby grants to Argos a royalty-free, sublicensable, transferable, exclusive license under MEDcell Improvements to make, have made, use, sell, offer to sell and import (i) Licensed Product for the Field outside the Territory, (ii) Licensed Product for the Field in the Territory if the Commercialization License is not in effect after the option period, and (iii) Licensed Product anywhere in the world outside of the Field.

7. EXPANSION OF THE FIELD.  The Parties shall from time to time discuss the addition of new indications to the Field.  Such discussions would include the terms upon which an indication would be added, including without limitation, commitment fees, upfront option fees, milestones, royalties and the Development of Licensed Product for such new indications.  For clarification, Argos shall have no obligation to agree to add any new indications to the Field.

8. NO OTHER RIGHTS.  Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or other right in any Know-How or Patent Rights of the other Party, including items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

9. CERTAIN FINANCIAL TERMS

9.1 Commitment Fee; Loan.  Medinet paid to Argos One Million Dollars ($1,000,000) (the “Commitment Fee”) on December 27, 2013 in consideration of Argos granting the CMO License to Medinet.  In addition, Medinet extended a loan of Nine Million Dollars ($9,000,000) (“Loan”) to Argos on December 27, 2013.  Medinet and MEDcell hereby agree that MEDcell shall pay Medinet the amount to be separately agreed between Medinet and MEDcell  to Medinet in consideration of obtaining the CMO License originally granted to Medinet and purchasing the Loan from Medinet retroactively on December 27, 2013, and Argos hereby acknowledges such arrangement.  The Commitment Fee and the Loan proceeds shall be used by Argos for the research and development of the Licensed Product and the Manufacture thereof outside the Territory, for which MEDcell shall receive a direct benefit in the form of data sharing and a manufacturing process.  Promptly upon receipt of the proceeds of the Loan, Argos executed and delivered to Medinet an interest-bearing promissory note (“Promissory Note”) in the form of Exhibit A to evidence the Loan.  Medinet shall upon receipt of the separately agreed amount from MEDcell deliver Promissory Note to MEDcell, and Argos acknowledges that MEDcell becomes the Holder of Promissory Note thereafter that has the right to receive repayment.

9.2 Development and Commercialization Consideration.

9.2.1 If MEDcell exercises the Option, MEDcell shall pay to Argos One Million Dollars ($1,000,000) (the “Upfront Option Fee”) upon exercise.

9.2.2 MEDcell shall pay to Argos [**] Dollars ($[**] upon receipt of [**].

9.2.3 MEDcell shall pay to Argos [**] Dollars ($[**] upon receipt of [**].

9.2.4 MEDcell shall pay to Argos [**] Dollars ($[**] upon receipt of [**].

9.2.5 MEDcell shall pay to Argos [**] Dollars ($[**] upon receipt of [**].

9.2.6 MEDcell shall pay to Argos [**] Dollars ($[**] upon receipt of [**].

9.2.7 MEDcell shall pay Argos a royalty on Net Sales of Licensed Product in the Territory by MEDcell or a Related Party at a rate to be negotiated in good faith between the Parties once cost of goods and Net Sales price can be reasonably estimated.

9.2.8 MEDcell shall pay Argos Five Million Dollars ($5,000,000) (the “Milestone Payment”) upon the aggregate of [**] Dollars ($[**]) of Net Sales of the Licensed Product in the Territory by MEDcell, its Related Parties, successors and assigns.

9.2.9 Royalties on Net Sales of the Licensed Product shall continue to be payable until the later of (a) the expiration of the last Valid Claim of the Argos Patent Rights Covering the Manufacture or the Commercialization of the Licensed Product, and (b) the twelfth (12th) anniversary of the First Commercial Sale in the Territory (each such period, a “Royalty Term”).   Argos shall continue to be required to pay by itself any royalties Argos owes to a Third Party under an In License without passing such costs to MEDcell.

9.2.10  Unless otherwise agreed by Argos and MEDcell, amounts payable by MEDcell pursuant to 9.2.2-9.2.6 shall be applied first as partial repayment of the principal of the Loan.

9.2.11 If the Loan has not been repaid in full on or before December 31, 2018, , then Argos shall grant to MEDcell a non-exclusive, royalty-bearing license to make, use and sell Arcelis products in Japan for the treatment of cancer.  Royalties under the license under this section 9.2.11 shall be payable until the expiration of the last Valid Claim of the Argos Patent Rights in the Territory.  For the avoidance of doubt, the clinical Data gathered by MEDcell using the Argos Technology under the license under this section 9.2.11 shall belong to MEDcell.  The terms of such license, including the royalty rate, shall be negotiated in good faith, with the unpaid principal of the Loan and any accrued interest at the time of the license grant constituting prepaid royalties. For clarification, MEDcell’s right to offset milestones otherwise payable under 9.2.2-9.2.6., MEDcell’s  right to offset against future royalties under this Section 9.2.11, and MEDcell’s right to elect repayment of all unpaid principal and unpaid interest under the Promissory Note on December 31, 2018, all of the foregoing at MEDcell’s election, shall constitute the sole sources of repayment of the Loan and MEDcell shall not otherwise demand repayment of or seek to collect the Loan or authorize any third party to do so; provided, however, that upon any default by Argos under the terms of the Promissory Note or this Agreement, MEDcell shall have all available legal and equitable rights and remedies. Any such license shall be treated as a Commercialization License subject to the Revocation Right.

9.3  Payments upon Exercise of the Revocation Right.

9.3.1 In the event Argos exercises the Revocation Right with respect to the Commercialization License only, Argos shall pay to MEDcell within [**] days of the exercise of the Revocation Right an amount equal to the Upfront Option Fee, Fees payable under 9.2.2-9.2.6 and Milestone Payment paid by MEDcell as of the date that the Revocation Right is exercised and also immediately repay the then-outstanding balance of the Loan to MEDcell to the extent not covered by the Fees payable under 9.2.2-9.2.6. In the event Argos exercises the Revocation Right with respect to the CMO License only, Argos shall pay to MEDcell within [**] days of the exercise of the Revocation Right (i) an amount equal to (A) 200% of the Commitment Fee, plus (B) [**]% of the Fees paid under 9.2.2-9.2.6,  and the then-outstanding balance of the Loan to MEDcell to the extent not covered by the Fees paid under 9.2.2-9.2.6.

9.3.2 In the event Argos exercises the Revocation Right with respect to the Commercialization License and the CMO License, then (i) if the Revocation Right is exercised by Argos before the [**] of the first to occur of the grant of (A) Regulatory Approval or (B) Conditional Regulatory Approval of the Licensed Product for the Field in the Territory, Argos shall pay to MEDcell within [**] days of the exercise of the Revocation Right an amount equal to 200% of the Commitment Fee, Upfront Option Fee, Fees payable under 9.2.2-9.2.6 and Milestone Payment which have been paid by MEDcell as of the date that the Revocation Right is exercised, and (ii) if the Revocation Right is exercised by Argos thereafter, Argos shall pay to MEDcell within [**] days of the exercise of the Revocation Right an amount equal to 150% of the Commitment Fee, Upfront Option Fee, Fees payable under 9.2.2-9.2.6 and Milestone Payment which have been already paid by MEDcell as of the date that the Revocation Right is exercised.  Argos shall also immediately repay the then-outstanding balance of the Loan to MEDcell to the extent not covered by the Fees payable under 9.2.2-9.2.6.

9.4 Necessary Third Party IP.  Subject to the applicable provisions of Section 10.5, during the period beginning on MEDcell’s exercise of the Option and ending upon Argos’ exercise of the Revocation Right with respect to the Commercialization License, (i) any royalties and any fees, milestones or other payments under all MEDcell In-Licenses of Necessary Third Party IP shall be borne exclusively by MEDcell, and (ii) any royalties and any fees, milestones or other payments under the Argos In-Licenses shall be borne exclusively by Argos.

9.5 Royalty Adjustments.  The royalties payable to Argos pursuant to Section 9.2.7 may be subject to reduction by a portion of the  amount paid by MEDcell in royalties in such period under all MEDcell In-Licenses of Necessary Third Party IP that are reasonably allocable to the Development, Manufacture or Commercialization of the Licensed Product in the Field in the Territory.

9.6  Medical Tourism. Medinet and MEDcell and any other Related Party shall not promote the use of Licensed Product for the treatment in the Territory of persons who do not regularly reside in the Territory.  For clarification, this shall not prohibit Medinet, MEDcell or a Related Party from supplying Product for use by non-Japanese citizens residing in the Territory, but Medinet, MEDcell and Related Parties shall not, directly or indirectly, encourage or support any business enterprise that encourages persons from outside the Territory to come to the Territory for treatment with Licensed Product, without Argos’ express written consent.

9.7 Reports; Payment of Royalty.  MEDcell shall furnish to Argos a written report within [**] days after the end of each Calendar Quarter showing the quantity of Licensed Product sold, the gross sales of Licensed Product, the itemized deductions for Licensed Product included in the calculation of Net Sales, the Net Sales of the Licensed Product during the reporting period, and the royalties payable under this Agreement.  In addition, MEDcell shall prepare and deliver to Argos any additional reports as required under the Argos In-Licenses, in each case within a time period sufficiently in advance to enable Argos to comply with its obligations under such Argos In-Licenses. Royalties shown to have accrued by each report shall be due and payable on the date such report is due.  MEDcell and its Related Parties shall keep complete and accurate records in sufficient detail to enable the royalties and other payments payable hereunder .

9.8 Audits.

9.8.1 Upon the written request of Argos delivered at least [**] days in advance, MEDcell and its Related Parties shall permit an independent certified public accounting firm of internationally-recognized standing selected by Argos and reasonably acceptable to MEDcell, at Argos’ expense except as set forth below, to have access during normal business hours to such of the records of MEDcell and its Related Parties as may be reasonably necessary to verify the accuracy of the royalty and other reports hereunder for any year ending not more than [**] years prior to the date of such request for the sole purpose of verifying the basis and accuracy of payments made under this Agreement.

9.8.2 If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy, together with interest calculated at [**] percent ([**]%) per month (or such higher rate as may be required pursuant to any applicable In-License) or the maximum amount permitted by applicable law, from the time of the over-payment or under-payment, within [**] business days of the date Argos delivers to MEDcell such accounting firm’s written report so concluding, or as otherwise agreed by the Parties in writing.  Such written report shall be binding upon the Parties.  The fees charged by such accounting firm shall be paid by Argos, unless such discrepancy represents an underpayment by MEDcell or its Related Parties of [**] percent ([**]%) of the total amounts due hereunder in the audited period , in which case  such fees shall be paid by MEDcell.

9.8.3 MEDcell shall comply with all applicable audit requirements in the Argos In-Licenses and shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Argos, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Argos’ independent accountant to the same extent required of MEDcell under this Agreement.

9.8.4 Subject to the audit requirements set forth in Argos In-Licenses, Argos shall treat all financial information subject to review under this Section 9.8 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MEDcell and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

9.9 Payment Exchange Rate.  All payments to be made under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Argos from time to time.  In the case of Net Sales made by MEDcell and its Related Parties, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due shall be the closing telegraphic transfer middle (TTM) rate of Bank of Mitsubishi Tokyo UFJ on the last date of the relevant calculation period of Net Sales.

9.10 Registration.   MEDcell will promptly make all filings with and submissions to all governmental or regulatory authorities and obtain and maintain all consents, permits, registrations and authorizations that are necessary or required in order for MEDcell to make timely payments under this Agreement, including, without limitation, any foreign exchange approvals or requirements.   MEDcell will promptly provide Argos with evidence thereof upon Argos’ written request.

9.11 Income Tax Withholding.  If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 9, MEDcell shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 9.  MEDcell shall submit appropriate proof of payment of the withholding taxes to Argos within a reasonable period of time.  At the request of Argos, MEDcell shall, at its cost (within a reasonable amount) give Argos such reasonable assistance, which shall include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Argos to claim exemption from such withholding or other tax imposed or obtain a repayment, reduction or credit and shall upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of tax.

10.  DEVELOPMENT AND COMMERCIALIZATION RESPONSIBILITIES

10.1 Development Responsibilities.  Prior to MEDcell’s exercise of the Option, MEDcell shall, on behalf of Argos and at MEDcell’s sole cost and expense, use Commercially Reasonable Efforts to Develop the Licensed Product for the Field in the Territory.

10.1.1 MEDcell shall be entitled to use and reference Argos’ regulatory filings in North America and associated Data including without limitation clinical Data associated with the ADAPT study in connection with MEDcell’s authorized Development and, if MEDcell exercises the Option, the Commercialization of the Licensed Product for the Field in the Territory.

10.1.2 Notwithstanding the foregoing, if (i) MEDcell does not exercise the Option within the Option Period, or (ii) the Development of the Licensed Product for the Field in the Territory, including without limitation Regulatory Approval of the Licensed Product, is not completed by the time Argos exercises the Revocation Right with respect to the Commercialization License only, in either case Argos may take over the responsibility for the Development of the Licensed Product by notifying MEDcell in writing.

10.1.3 If the Development of the Licensed Product for the Field in the Territory, including without limitation Regulatory Approval of the Licensed Product, is not completed by the time Argos exercises the Revocation Right to terminate both the CMO License and Commercialization License, Argos shall take over the responsibility of MEDcell for the Development of the Licensed Product without further notice.

10.1.4 MEDcell shall share with Argos, on a [**] basis, (a) its available Data with respect to the Licensed Product generated during the Commercialization of the Licensed Product. Argos shall be entitled to use such Data in its discretion for all uses outside the Territory, for uses in the Territory for the Field when the Commercialization License is not in effect after the Option Period, and for uses in the Territory outside the Field, including without limitation referencing such Data in any Regulatory Approval submissions by Argos and its Related Parties.  For the avoidance of doubt, Argos shall be entitled to Develop, Manufacture and Commercialize Licensed Product to which such MEDcell Data relates without further compensation to or a need for a license from, MEDcell.  MEDcell shall own the Data it generates and shall be entitled to use such Data for its own internal purposes even if the Revocation Right is exercised.

10.2 Commercialization Diligence. Upon MEDcell’s exercise of the Option, MEDcell will use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in the Territory.  Without limiting the foregoing, MEDcell and Medinet shall meet Manufacturing, Development and Commercialization milestones negotiated in good faith between the Parties once the cost of goods and Net Sales price of Licensed Product in the Field in the Territory can be reasonably estimated.

10.3 Commercialization Plan.   Commencing as of MEDcell’s exercise of the Option, MEDcell shall prepare and deliver to Argos, (a) a Commercialization strategy plan for the following [**] year period, which plan would be updated at least annually, and (b) by no later than each [**], a written plan that describes in detail the Commercialization activities to be undertaken with respect to the Licensed Product in the Territory in the next Calendar Year and the dates by which such activities are targeted to be accomplished (each, a “Commercialization Plan”).

10.4 Reporting Obligations.  MEDcell shall prepare and deliver to Argos, by no later than each [**] (for the period ending December 31 of the prior Calendar Year), written reports summarizing MEDcell’s Commercialization activities for the Licensed Product performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable).  In addition, MEDcell shall provide Argos with written notice of (a) all filings and submissions for Regulatory Approval regarding the Licensed Product in the Territory in a timely manner; (b) all Regulatory Approvals obtained or denied, the filing of any IND for the Licensed Product, and the First Commercial Sale of the Licensed Product in the Territory, within [**] business days of such event; and (c) the initiation of each clinical study of the Licensed Product by or on behalf of MEDcell within  [**] business days of such event; provided, however, that in all circumstances, MEDcell shall if possible inform Argos of such event prior to public disclosure of such event by MEDcell. Moreover, MEDcell shall use Commercially Reasonable Efforts to prepare and deliver to Argos any additional reports reasonably requested by Argos to enable it to meet its obligations under the Argos In-Licenses, in each case sufficiently in advance to enable Argos to comply with its obligations under the Argos In-Licenses. MEDcell shall also provide such other information to Argos as Argos may reasonably request and shall keep Argos reasonably informed of MEDcell’s Commercialization activities with respect to the Licensed Product.

10.5 Sales and Distribution.  MEDcell and its Related Parties shall be responsible for booking sales and shall store and distribute the Licensed Product in the Territory.  If MEDcell receives any orders for the Licensed Product outside the Territory or if MEDcell has reason to believe that the Licensed Product is intended to be administered in the Territory to a Person whose primary domicile is outside the Territory, it shall refer such orders to Argos or its designee.  Moreover, MEDcell and its Related Parties shall be solely responsible for handling all returns of the Licensed Product, as well as all aspects of the Licensed Product order processing, invoicing and collection, distribution, inventory and receivables, in the Territory.

10.6 Advertising and Promotional Materials.  MEDcell will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to the Licensed Product (“Promotional Materials”) for use in the Territory.  All such Promotional Materials will be compliant with all applicable laws, rules and regulations, and consistent with the Commercialization Plan for the Territory.

10.7 Export Monitoring.  MEDcell and its Related Parties will use Commercially Reasonable Efforts to monitor and prevent exports of Licensed Product from the Territory to outside the Territory, using methods commonly used in the industry for such purpose, and shall promptly inform Argos of any such activities, and the actions taken to prevent such activities.  MEDcell agrees to take any actions reasonably requested in writing by Argos to prevent such activities to the extent such actions do not breach any applicable law or regulation.

10.8 Records.  MEDcell will maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all work done and results achieved in the performance of the Development activities with respect to the Licensed Product.

10.9 Regulatory Matters.

10.9.1 Regulatory Filings and Interactions.  Subject to Sections 5.2 and 14.2.3(a), as between the Parties, Argos will own any regulatory documents and applications submitted to the applicable Regulatory Authorities in the Territory with respect to the Licensed Product in the Field unless and until MEDcell exercises the Option, in which case, MEDcell will own such documents and applications.  Without limiting the foregoing, MEDcell shall during any period in which it is responsible for the Commercialization of the Licensed Product in the Territory (i) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority, (ii) be responsible for interfacing, corresponding and meeting with each Regulatory Authority, (iii) be responsible for maintaining all regulatory filings, and (iv) apprise the other Party of all material communications from Regulatory Authorities as soon as reasonably possible but in any event within [**] business days.  Argos will have the right to reference MEDcell’s and its Related Parties’ INDs and other filings with and submissions to Regulatory Authorities with respect to the Licensed Product for the purpose of conducting its Development activities and to otherwise obtain Regulatory Approval of the Licensed Product outside the Territory. In addition, during any period in which the Commercialization License is not in effect, MEDcell shall deliver to Argos copies of all filings and submissions to Regulatory Authorities, including without limitation Regulatory Approvals, no less than [**] days prior to submission to the Regulatory Authorities.  MEDcell shall include in such filings and submissions any comments made by Argos within [**] days of Argos’ receipt of such submissions and filings, except to the extent such comments would cause such submissions or filings to be in violation of applicable laws.

10.9.2 Complaints; Adverse Event Reporting Procedures; Notice of Adverse Events Affecting the Licensed Product.  Each Party will maintain a record of any and all complaints it or its Related Parties receive with respect to the Licensed Product.  Each Party will notify the other Party in reasonable detail of any such complaints within sufficient time to allow the other Party and its Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which the Licensed Product is being marketed or tested in clinical studies.  Each Party will maintain at its own expense an adverse event database for the Licensed Product, and the other Party will have access to all data in such adverse event database.  Notwithstanding the foregoing, each Party will report to the other Party the details around any adverse events and serious adverse events relating to the Licensed Product in its Control within the time periods for such reporting as specified in the Pharmacovigilance Agreement (defined below).  Each Party shall be responsible, at its own expense, for obtaining all adverse event information and safety data relating to the Licensed Product from its Related Parties in a timely manner, and for submitting adverse event reports with respect to the Licensed Product to the applicable Regulatory Authorities, with MEDcell having the responsibility for the Territory during the term of the Commercial Licenses and Argos having the responsibility otherwise. Within [**] months after the Effective Date, the Parties will develop and agree in writing upon a pharmacovigilance agreement (“Pharmacovigilance Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to the Licensed Product, sufficient to enable each Party to comply with its legal and regulatory obligations.  In addition, each Party shall promptly notify the other if such Party becomes aware of any information or circumstance that is likely to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Product.

10.9.3 Recalls, Market Withdrawals or Corrective Actions.   In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Licensed Product, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within [**] advise the other Party thereof by telephone, or by email or facsimile together with telephone confirmation.  MEDcell or its Related Party, in consultation with Argos, shall decide whether to conduct a recall in the Territory and the manner in which any such recall shall be conducted.  Argos or its Related Party shall decide whether to conduct a recall outside of the Territory and the manner in which any such recall shall be conducted.  Each Party shall bear the expense of any such recall in its own Territory.  Each Party will make available to the other Party all of its pertinent records that may be reasonably requested in order to implement a recall by the other Party.

10.10 Third Parties. MEDcell shall be entitled to utilize the services of Third Party contract research organizations to perform its Development activities under this Agreement; provided, that (a) MEDcell shall ensure that such Third Party operates in a manner consistent with the terms of this Agreement and (b) MEDcell shall remain at all times fully liable for its respective responsibilities.  MEDcell shall ensure that any such Third Party agreement shall include confidentiality, non-disclosure and non-use provisions that are substantially similar to those set forth in Article 11 of this Agreement. MEDcell shall provide Argos with a copy of the fully executed agreement and any amendment thereto with any contract research organization together with a relevant extract of English translation, in each case within [**] days of effectiveness.

11.  CONFIDENTIALITY AND PUBLICATION

11.1 Nondisclosure Obligation.  (a) All Confidential Information disclosed by one Party to another Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(i)
is known by the receiving Party at the time of its receipt, and not through a prior disclosure, directly or indirectly, by the disclosing Party, as documented by the receiving Party’s business records;

(ii)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party or its Related Parties;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv)	is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

(b)           Notwithstanding the obligations of confidentiality, non-disclosure and non-use set forth above and in Section 11.2 below, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations and to exploit its rights under this Agreement, and specifically to (i) Related Parties, and their employees, directors, agents, consultants, advisors and/or other Third Parties for the performance of its obligations hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement in each case who are bound by confidentiality, non-disclosure and non-use obligations substantially similar to those set forth herein; (ii) governmental or other Regulatory Authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, (iii) the extent required by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, (iv) any bona fide actual or prospective underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or strategic partners and to consultants and advisors of such Party, in each case who are bound by confidentiality, non-disclosure and non-use obligations substantially similar to those set forth herein, and (v) to Third Parties to the extent a Party is required to do so pursuant to the terms of an In-License.

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 11.1 or Section 11.2, such Party shall promptly inform the disclosing Party of the disclosure that is being sought in order to provide the disclosing Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality, non-disclosure and non-use provisions of this Section 11.1 and Section 11.2, and the Party disclosing Confidential Information pursuant to law or court order shall, at the disclosing Party’s expense, take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if a Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall provide the other Parties with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Parties with an opportunity to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment, and will take such Party’s reasonable comments into consideration before filing the Agreement.

11.2 Publicity.  (a) Except as set forth in Section 11.1 above and clause (b) below, the terms of this Agreement may not be disclosed by a Party, and no Party shall use the name, trademark, trade name or logo of the other Parties or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the applicable Party, except as may be required by law or expressly permitted by the terms hereof.

(b)           As soon as practicable after the execution of this Agreement, the Parties shall use good faith efforts to agree in writing upon a press release to be issued jointly by the Parties publicizing the execution of this Agreement.  After such initial press release, no Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Parties, which approval shall not be unreasonably withheld or delayed, except that a Party may (i) once a press release or other written statement is approved in writing by all Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

12. REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

12.1 Mutual Representations and Warranties.  Each Party represents and warrants to the other Parties that as of the Effective Date of this Agreement:

12.1.1 It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement, and to carry out the provisions hereof.

12.1.2 It is duly authorized to execute and deliver this Agreement, and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

12.1.3 This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.

12.1.4 It has not granted, and will not grant, during the Term, any right to any Third Party that would conflict with the rights granted to the other Parties hereunder.

12.1.5 Neither such Party nor any of its Affiliates has been debarred or is subject to debarment and neither such Party nor any of its Affiliates will use in any capacity, in connection with the exercise of its rights and the performance of its obligations under this Agreement, any person or entity that has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or any similar law in any foreign jurisdiction, or that is the subject of a conviction described in such section or similar law in any foreign jurisdiction.  Each Party agrees to inform the other Party in writing immediately if it or any person or entity that is performing activities under this Agreement, is debarred or is the subject of a conviction described in Section 306 or similar law in any foreign jurisdiction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s Knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any person or entity used in any capacity by such Party or any of its Affiliates in connection with the performance of its obligations under this Agreement.

12.2  Additional Representations and Warranties of the Parties.

12.2.1 Additional Representations and Warranties of Argos. Argos represents and warrants to Medinet and MEDcell that:

(a) As of the Effective Date, except for any Argos Patent Rights or Argos Know-How Controlled by Argos under an Argos In-License and sublicensed to MEDcell, Argos is the sole and exclusive owner of all right, title and interest in and to the Argos Technology in existence as of the Effective Date in the Territory.  As of the Effective Date, to Argos’ Knowledge there are no claims challenging Argos’ Control of the Argos Technology in existence as of the Effective Date in the Territory or making any adverse claim of ownership of the Argos Technology in existence as of the Effective Date in the Territory.

(b) Listed on Schedule D are all the Argos In-Licenses applicable to the Territory existing as of the Effective Date.

(c) As of the Effective Date, (i) each Argos In-License is valid, binding and in full force and effect, (ii) Argos is in compliance in all material respects with its material obligations under each Argos In-License, (iii) to Argos’s Knowledge, each Third Party is in compliance in all materials respects with its material obligations under each Argos In-License and (iv) no party has claimed a breach of, or initiated any dispute resolution proceedings under, any Argos In-License.

(d) As of the Effective Date Argos has not received any written notice from any Third Party asserting or alleging that any Development or Manufacture of the Licensed Product by Argos prior to the Effective Date infringed or misappropriated the Patent Rights or other intellectual property rights of such Third Party.

(e)           As of the Effective Date to Argos’ Knowledge, there are no Third Party rights that could interfere with or materially conflict with the grant of rights by Argos to MEDcell under this Agreement.

12.2.2 Additional Representations and Warranties of Medinet and MEDcell. Each of Medinet and MEDcell represents, warrants and covenants to Argos that:

(a) They each have or have the ability to obtain and will maintain as and when necessary the financial and other capabilities reasonably necessary to discharge its obligations under this Agreement.

(b) All Data delivered by Medinet or MEDcell will have been collected in compliance with all applicable laws, and, to Medinet or MEDcell’s Knowledge, respectively, will be true and accurate in all material respects.

(c) They will comply with all laws in the Territory applicable to the exercise of its rights and performance of its obligations hereunder.

12.3 Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTIES, AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.  ARGOS HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCT WILL BE ACHIEVED.

12.4 Certain Covenants.

12.4.1 Exclusivity.  Except as expressly provided in this Agreement, neither MEDcell nor its Affiliates will, alone or with or through a Third Party, during the Term, research, develop, manufacture or commercialize any cell therapy using Argos Technology outside of the scope of this Agreement.  For the avoidance of doubt, Medinet and MEDcell shall not be prohibited from generally engaging in the research, development, manufacture or commercialization of the cell therapy (in particular using dendritic cell) as it has been doing for more than 10 years which does not use Argos Technology.

12.4.2 Compliance.  MEDcell and its Related Parties shall conduct the Development, Manufacture and Commercialization of the Licensed Product in accordance with all applicable laws, rules and regulations, including without limitation current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices (including but not limited the guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH)).

12.4.3 Employee Inventions.  Prior to performing any activities in connection with this Agreement, MEDcell  shall ensure that its and its Affiliates’ employees, agents and consultants have executed valid and binding agreements with it that assign and otherwise effectively vest in them any and all rights that such employees, agents and/or consultants might otherwise have in any invention including but not limited to MEDcell Improvements made by such employees, agents and/or consultants. Should any royalties or other consideration become payable to such employees, agents and/or consultants, MEDcell shall remain solely responsible for making such payments.

12.5 Indemnification.

12.5.1 General Indemnification by MEDcell.  MEDcell shall indemnify, hold harmless, and defend Argos, its Affiliates, its Related Parties and the other parties to the Argos In-Licenses, and their respective directors, officers, employees and agents (“Argos Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to the extent arising out of or resulting from, directly or indirectly, (a) any breach of this Agreement by MEDcell or Medinet, or (b) the negligence or willful misconduct by or of MEDcell, its Related Parties, Medinet, and their respective directors, officers, employees, contractors and agents.

12.5.2 General Indemnification by Argos.  Argos shall indemnify, hold harmless, and defend MEDcell, its Affiliates, and their respective directors, officers, employees and agents (“MEDcell Indemnitees”) from and against any and all Losses to the extent arising out of or resulting from, directly or indirectly, (a) any breach of this Agreement by Argos, or (b) the negligence or willful misconduct by or of Argos, its Related Parties, and their respective directors, officers, employees, contractors and agents.

12.5.3 Product Liability. MEDcell shall indemnify, defend and hold harmless the Argos Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the Argos Indemnitees, or any of them, directly relating to Licensed Product to the extent such Losses are attributable to technologies of MEDcell or improper manufacture of Licensed Product by MEDcell.  Argos shall indemnify, defend and hold harmless the MEDcell Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the MEDcell Indemnitees, or any of them, directly relating to Licensed Product to the extent such Losses are attributable to Licensed Product properly manufactured and supplied by MEDcell for sale by Argos or an Argos licensee.    If MEDcell exercises the Option, then any product liability losses arising from the Development or Commercialization of Licensed Product in the Territory by Medinet and MEDcell which losses are not attributable to the breach or negligence of any Party shall be shared equally by the Parties.

12.5.4 Indemnification Procedure.  In the event of any such claim against anyMEDcell Indemnitee or Argos Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement.  The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding.  The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization.

12.6 Limitation of Liability.  NO PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR  GROSSLY NEGLIGENT BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 11.

12.7 Insurance. MEDcell and Medinet shall each obtain and/or maintain insurance during the Term and for a period of at least [**] years after the last commercial sale of the Licensed Product under this Agreement, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement.  Without limiting the foregoing, such insurance coverage shall include product liability insurance coverage limits of no less than $[**] per occurrence and in the aggregate.

12.8 Joint and Several Liability.  Notwithstanding anything in this Agreement to the contrary, MEDcell and Medinet shall be jointly and severally liable for the each other’s obligations under this Agreement.

13. INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

13.1 Inventorship.  Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the principles that are used to determine inventorship under the patent laws of the United States.

13.2  Ownership. Subject to the licenses granted by Argos pursuant to this Agreement, Argos shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Argos or acquired solely by Argos.  Subject to the licenses granted by Medinet or MEDcell pursuant to this Agreement, Medinet or MEDcell shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Medinet or MEDcell or acquired solely by Medinet or MEDcell.  The Parties shall jointly own any inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered jointly during the Term (“Joint IP”).

13.3 Prosecution and Maintenance of Patent Rights.

13.3.1  Argos Technology. Argos shall file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Argos Patent Rights in the Territory, and Argos agrees to use Commercially Reasonable Efforts to prosecute and maintain such Argos Patent Rights in the Territory, in each case for which Argos controls the prosecution.

13.3.2 MEDcell Technology. MEDcell shall file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Patent Rights comprising MEDcell Improvements in the Territory. MEDcell agrees to use Commercially Reasonable Efforts to prosecute and maintain the MEDcell Improvements in the Territory.

13.3.3 Joint IP.  Argos and MEDcell shall, subject to mutual agreement by both parties, file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all relevant Patent Rights comprising Joint IP, in the names of both Argos and MEDcell.  Both Argos and MEDcell shall reasonably cooperate and use Commercially Reasonable Efforts to prosecute and maintain the said Joint IP in the Territory.  The cost to prosecute and maintain the said Joint IP shall be shared between the parties equally.

13.3.4 Cooperation. Each Party hereby agrees  to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights.

13.3.5 Patent Expenses.  The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights (“Patent Expenses”) shall be borne by each Party filing, prosecuting and maintaining such Patent Rights under this Section 13.3; provided, however, that both Argos and MEDcell shall share the costs to prosecute and maintain the relevant Joint IP equally pursuant to Section 13.3.3.

13.4 Third Party Infringement.

13.4.1 Notices. Each Party shall promptly report in writing to the other Party during the Term any (a) known or suspected infringement of any Argos Technology, Medinet Improvements or Joint IP or (b) unauthorized use or misappropriation of any Confidential Information, Argos Technology, Medinet Improvements or Joint IP by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.

13.4.2 Rights to Enforce.

(a)           MEDcell’s First Right. MEDcell shall have the sole and exclusive right (but not obligation) to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any MEDcell Improvements, or MEDcell Know-How.  Notwithstanding the foregoing, in the event such infringement, suspected infringement, or unauthorized use is by an Argos Related Party, the Parties shall discuss in good faith a resolution to the foregoing prior to engaging in litigation. MEDcell will consider in good faith any request from Argos to initiate an infringement or other appropriate suit against any Third Party with respect to matters described in this Section 13.4.2(a) occurring outside the Territory and in the Territory during the term of the Commercial License; provided, however, that  MEDcell shall not be required to initiate any such suit. Argos shall not be entitled to initiate any such suit without the prior written consent of MEDcell.

(b)           Argos’s First Right. Argos shall have the sole and exclusive right (but not obligation) to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Argos Patent Rights, or of using without proper authorization any Know-How comprising Argos Patent Rights, or Argos Know-How. Notwithstanding the foregoing, in the event such infringement, suspected infringement, or unauthorized use is by a MEDcell or Related Party, the Parties shall discuss in good faith a resolution to the foregoing prior to engaging in litigation. Argos will consider in good faith any request from MEDcell to initiate an infringement or other appropriate suit against any Third Party with respect to matters described in this Section 13.4.2(b) occurring outside the Territory and in the Territory during the term of the Commercial License; provided, however, that Argos shall not be required to initiate any such suit. MEDcell shall not be entitled to initiate any such suit without the prior written consent of Argos.

(c)            Procedures; Expenses and Recoveries.  The Party having the right to initiate any infringement suit under Section 13.4.2(a) or  (b) above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including but not limited to attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party.  If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action.  In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance.  The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including but not limited to any amount received in settlement of such litigation) (“Recoveries”), such amounts shall be allocated in all cases as follows regardless of which Party brings the enforcement action:

(a)
first, to reimburse each Party for all expenses of the suit incurred by such Party, including but not limited to attorneys’ fees and disbursements, travel costs, court costs and other litigation expenses;

(b)
second, (i) if such suit is related to the Argos Technology in the Territory and is attributable to a time period in which the Commercial License is in effect, then MEDcell shall be entitled to receive that portion of the remaining Recoveries reasonably attributable to Net Sales of the Licensed Product in the Territory in the Field (as determined by a court of competent jurisdiction in a final, non-appealable decision); provided, that the Recoveries reasonably attributable to Net Sales of Licensed Product to which MEDcell is entitled after reimbursement of expenses shall be treated as Net Sales for purposes of this Agreement and Argos shall be entitled to receive royalties on such constructive Net Sales pursuant to the terms of Section 9.2.2 as if such Net Sales had occurred during the time period of the infringement, and (ii) if such suit is related to Medinet Improvements in the Territory for any period in which the Commercial License is not in effect, then Argos shall be entitled to receive that portion of the remaining Recoveries reasonably attributable to Net Sales of the Licensed Product in the Territory (as determined by a court of competent jurisdiction in a final, non-appealable decision); and

(c)	the Party initiating the suit shall be entitled to [**] percent ([**]%), and the non-initiating Party shall be entitled to [**] percent ([**]%), of the balance of the Recoveries.

13.5 Claimed Infringement.

13.5.1  Notice. In the event that after the Effective Date a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the Development, Manufacture or Commercialization of the Licensed Product (“Infringement Claim”) in the Field, such Party shall promptly notify the other Parties of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served.  Each Party agrees to make available to the other Parties its advice and counsel regarding the technical merits of any such claim at no cost to the other Parties and to offer reasonable assistance to the other Parties at no cost to the other Parties.

13.5.2 Responsibility.  MEDcell shall assume full responsibility for any Infringement Claims brought against any Party or its Affiliates or Sublicensees arising out of the Development or Commercialization of the Licensed Product in, or Manufacture of Licensed Product for, the Territory in the Field by MEDcell or its Related Parties.  All liabilities, damages, costs and expenses arising out of such Third Party Infringement Claims shall be borne by MEDcell. Argos shall assume full responsibility for any Infringement Claims brought against a Party or its Affiliates or Sublicensees arising out of the Commercialization of the Licensed Product, or Manufacture of Licensed Product for, outside the Territory or outside the Field in the Territory by Argos or its Related Parties. All liabilities, damages, costs and expenses arising out of such Third Party Infringement Claims shall be borne by Argos.

13.5.3 Procedure.  Each Party shall have the sole and exclusive right to select counsel for any Infringement Claim that it defends; provided, that it shall consult with the other Parties with respect to selection of counsel for such defense.   Each Party will keep the other Party informed, and shall from time to time consult with the other Parties regarding the status of any such claims and shall provide the other Parties with copies of all documents filed in any suit brought in connection with such claims. The other Parties shall also have the right to participate and be represented in any such claim or related suit, at its own expense.  No Party shall settle any claims or suits involving rights of another Party without obtaining the prior written consent of such other Parties, which consent shall not be unreasonably withheld or delayed.

13.5.4 Other Infringement Resolutions.   In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Sections 13.4 and 13.5 of this Agreement (e.g., actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including but not limited to the sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) shall apply.

13.6 Patent Certification.  To the extent required by law or permitted by law, the Parties shall use Commercially Reasonable Efforts to maintain with the applicable Regulatory Authorities during the Term correct and complete listings of applicable Patent Rights for the Licensed Product.

13.7 Trademarks.

13.8.1 Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.   To the extent permitted by local law, upon Argos’ request, MEDcell and its Related Parties shall include Argos’ (or its designee’s) name with equal prominence, or as close thereto as permitted by local law, on all Licensed Product promotional materials related to the Licensed Product in the Territory.

13.8.2 MEDcell will develop and propose, and Argos shall review and comment on for approval by MEDcell, one or more trademarks for the Licensed Product (the “Licensed Product Trademarks”) for use by MEDcell and its Related Parties throughout the Territory.  Any Licensed Product Trademark(s) (other than the Argos Trademarks) that are used by MEDcell to promote and sell the Licensed Product in the Territory are hereinafter referred to as the “MEDcell Trademarks”.  Argos (or its Related Parties, as appropriate) shall own all rights to the trademarks developed and/or used by Argos with respect to the Commercialization of the Licensed Product outside the Territory (the “Argos Trademarks”), and all goodwill associated therewith.  MEDcell (or its Related Parties, as appropriate) shall own all rights to MEDcell Trademarks and all goodwill associated therewith.  Argos shall also own rights to any Internet domain names incorporating the applicable Argos Trademarks or any variation or part of such Argos Trademarks used as its URL address or any part of such address; and MEDcell shall also own rights to any Internet domain names incorporating the applicable MEDcell Trademarks or any variation or part of such MEDcell Trademarks used as its URL address or any part of such address.

 13.8.3 If MEDcell Trademarks are used to promote and sell the Licensed Product in the Territory then MEDcell will use Commercially Reasonable Efforts to establish, maintain and enforce the MEDcell Trademarks in the Territory during the Term, at its expense.  If MEDcell requests a license to Argos Trademarks in writing to promote and sell the Licensed Product in the Territory, then Argos shall grant MEDcell an exclusive license to use such Argos Trademarks to Commercialize the Licensed Product in the Territory in the Field on terms and conditions to be negotiated by the Parties in good faith.  Argos shall be entitled to no additional compensation for the grant of such license other than the reimbursement in full of Argos’ costs and expenses of establishing, maintaining and enforcing such Argos Trademarks in the Territory.   If MEDcell Trademarks are used to promote and sell the Licensed Product outside the Territory, then MEDcell shall grant Argos an exclusive license to use such MEDcell Trademarks to Commercialize the Licensed Product outside the Territory on terms and conditions to be negotiated by the Parties in good faith.  MEDcell shall be entitled to no additional compensation for the grant of such license other than the reimbursement in full of MEDcell’s costs and expenses of establishing, maintaining and enforcing such MEDcell Trademarks outside the Territory.

13.8.4 In the event either Party becomes aware of any infringement of any Licensed Product Trademark or Argos Trademark by a Third Party, such Party shall promptly notify the other Party and the Parties shall consult with each other and jointly determine the best way to prevent such infringement, including, without limitation, by the institution of legal proceedings against such Third Party.

14. TERM AND TERMINATION

14.1 Term.  This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 14.2 below, this Agreement shall continue in effect until (i) Argos’ exercise of the Revocation Right with respect to the CMO License and, if MEDcell has exercised the Option, the Commercialization License, or (ii) to the extent Argos does not exercise such Revocation Right with respect to the CMO License and, if MEDcell has exercised the Option, the Commercialization License, the later of (A) the expiration of the Royalty Term, if applicable, and (B) the expiration or earlier termination of the Supply Agreement (“Term”).

14.2 Termination Rights.

14.2.1 Termination for Cause. This Agreement may be terminated at any time during the Term:

(a)           upon written notice by either Argos or MEDcell if the other Party is in breach of its material obligations hereunder and has not cured such breach within [**] business days in the case of a payment breach, or [**] days in the case of all other breaches, after written notice requesting cure of the breach; or

(b)           by Argos or MEDcell upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings of the other Party, or in the case of Argos as the terminating Party, Medinet, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the case of Argos as the terminating Party, Medinet; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within sixty (60) days after the filing thereof.

14.2.2 Challenges of Patent Rights.   In the event that MEDcell or any of its Related Parties (a) commences or participates in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any of the Argos Patent Rights licensed to  MEDcell under this Agreement, or any claim thereof or (b) actively assists any other person or entity in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any of such Argos Patent Rights or any claim thereof, then (i) MEDcell shall give notice thereof to Argos within [**] days of taking such action and (ii) Argos will have the right, in its sole discretion, to give notice to MEDcell that either (A) the licenses granted to MEDcell with respect to all or any portion of the Argos Technology under this Agreement will terminate in [**] days following such notice (or such longer period as Argos may designate in such notice), and, unless MEDcell or Related Parties cease all participation with respect to all such challenge(s) (including withdrawing any challenge within its control) within such [**]day period, such licenses will so terminate, or (B) the royalty rate determined in accordance with Section 9.2.2 shall be doubled until such time as MEDcell or Related Parties cease all participation with respect to all such challenge(s) (including withdrawing any challenge within its control).  In the event that Argos elects to terminate the licenses but is not permitted to do so under applicable law, then the Parties agree to construe this provision as to permit Argos to terminate the licenses to that portion of such Argos Technology with respect to which Argos has the legal right to do so.

14.2.3  Effect of Termination.

(a)           Termination by Argos. Without limiting any other legal or equitable remedies that Argos may have, if Argos terminates this Agreement in accordance with Section 14.2.1 or 14.2.2, then (i) notwithstanding anything in Section 12.4.1 to the contrary, MEDcell’s and its Affiliates obligations under Section 12.4.1 shall survive for a period of [**] years after the effective date of termination, (ii) the license grant to Argos in Section 6.3 shall, solely with respect to licensable subject matter in existence on the effective date of termination, survive and shall become non-exclusive and  be fully-paid, perpetual and include an unrestricted right to grant sublicenses, (iii) MEDcell shall as promptly as practicable, and to the extent not prohibited by law or practically not impossible, transfer and assign to Argos or Argos’ designee at Argos’ cost (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including without limitation all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of the Licensed Product and all Licensed Product Trademarks and execute any and all documents and carry out any other actions as may be requested by Argos to assist Argos with all regulatory filings with the applicable Regulatory Authorities required in connection with the termination of this Agreement to ensure that all Regulatory Approvals in the Territory can be transferred or issued to Argos or Argos’ designee, (B) copies of all data, reports, records and materials in MEDcell’s possession or Control relating to the Development, Manufacture or Commercialization of the Licensed Product, including without limitation all non-clinical and clinical data relating to the Licensed Product, including without limitation customer lists and customer contact information and all adverse event data in MEDcell’s possession or Control, and (C) all records and materials in MEDcell’s and its Related Parties’ possession or Control containing Confidential Information of Argos, (iv) as promptly as practicable appoint Argos or Argos’ designee as MEDcell’s and/or MEDcell’s Related Parties’ agent for all Licensed Product-related matters involving Regulatory Authorities in the Territory until all Regulatory Approvals and other regulatory filings have been transferred to Argos or its designee, to the extent not prohibited by law or practically not impossible, (v) if the effective date of termination is after First Commercial Sale, then MEDcell shall as promptly as practicable appoint Argos as its exclusive distributor of the Licensed Product in the Territory and grant Argos the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Territory have been transferred to Argos or its designee, (vi) if MEDcell or its Related Parties are Manufacturing Licensed Product and the Supply Agreement is not then in effect, at Argos’ option, to the extent not prohibited by law or practically not impossible, supply the Licensed Product to Argos in the Territory on commercially reasonable terms (but any event, no less favorable than those on which MEDcell supplied the Licensed Product prior to such termination to the applicable distributor(s) in the Territory) until such time as all Regulatory Approvals in the Territory have been transferred to Argos or its designee, Argos has obtained all necessary manufacturing approvals and Argos has procured or developed its own source of Licensed Product supply, (vii) if Argos so requests, MEDcell shall transfer and cause its Related Parties to transfer to Argos any Third Party agreements relating to the Development, Manufacture or Commercialization of the Licensed Product to which MEDcell or a Related Party is a party, subject to any required consents of such Third Party, which MEDcell shall use Commercially Reasonable Efforts to obtain promptly, and (viii) unless otherwise agreed by Argos in writing, all Sublicense Agreements shall automatically terminate. The license granted and other transfers to be effected pursuant to this Section 14.2.3(a) shall be royalty-free, fully paid and perpetual. MEDcell shall execute and cause Related Parties to execute all documents and take all such further actions as may be reasonably requested by Argos in order to give effect to the foregoing clauses (i) through (viii).

(b)           Termination by MEDcell for Cause. Without limiting any other legal or equitable remedies that MEDcell may have (including a claim for damages), if MEDcell terminates this Agreement in accordance with Section 14.2.1(a) or (b), then the licenses granted to Argos under this Agreement shall terminate and, provided that Argos has not exercised the Revocation Right with respect to the Commercialization License and MEDcell has made the First Commercial Sale of Licensed Product in the Territory, MEDcell shall have an option to continue the business by sending a written notice to Argos and if MEDcell exercises its option then the licenses granted to MEDcell under this Agreement with respect to the Licensed Product shall continue in full force and effect; provided, that MEDcell continues to use Commercially Reasonable Efforts to Manufacture, Commercialize the Licensed Product and comply with its obligations under Sections 10.1 and 10.2, pay all amounts that become due to Argos pursuant to Article 9 as a result of such Commercialization and comply in all respects with the requirements of each Argos In-License.

           (c)           Termination upon Bankruptcy of a Party.  If this Agreement is terminated by a Party (the “Non-Bankrupt Party”) pursuant to Section 14.2.1(b) due to the rejection of this Agreement by or on behalf of another Party (the “Bankrupt Party”) under Section 365 of the United States Bankruptcy Code (the “Code”) or an equivalent type of provision under a relevant law applicable to the Party in question, all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Parties are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code.  The Parties agree that the Non-Bankrupt Parties, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Code, the Non-Bankrupt Parties shall be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Parties (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Non-Bankrupt Parties, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Parties.  The foregoing provisions are without prejudice to any rights the Non-Bankrupt Parties may have arising under the Code or other applicable law.  The parties intend for the substance of this Section 14.2(c) to apply worldwide, even if the Code does not expressly apply to the Bankrupt Party or to the Non-Bankrupt Parties.

14.3 Effect of Expiration or Termination; Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for the Licensed Product sold prior to such expiration or termination.  The provisions of Articles 11, 14 and 15, and Sections 9.7, 9.8, 10.4, 10.9.2, 10.9.3, 12.3, 12.5, 12.6, 12.7, 13.4, 13.5 and 13.6 shall survive any expiration or termination of this Agreement.  Except as set forth in this Article 14, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement cease.

15. MISCELLANEOUS

15.1 Assignment.   Except as provided in this Section 15.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by a Party without the consent of the other Parties.  However, a Party may, without the other Parties’ consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a party that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.   An assignment to an Affiliate shall terminate, and all rights so assigned shall revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party.

15.2 Governing Law.  This Agreement shall be construed and the respective rights of the Parties determined in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York law governing conflicts of laws to the contrary, and the patent laws of the relevant jurisdiction without reference to any rules of conflict of laws.  SUBJECT TO SECTION 15.11, THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE PARTIES HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT.

15.3 Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. This Agreement (including the Schedules hereto) may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.

15.4 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

15.5 Headings.  The captions to the Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

15.6 Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.7 No Implied Waivers; Rights Cumulative.  No failure on the part of Argos, Medinet or MEDcell to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

15.8 Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile, sent by email, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Argos, to:	Argos Therapeutics, Inc.
4233 Technology Drive Durham, NC 27704 Attention: President Facsimile: 919 287-6336 Email:jabbey@argostherapeutics.com

With a copy to:	Hutchison PLLC
3110 Edwards Mill Road, Suite 300 Raleigh, NC 27612 Attention: William N. Wofford Facsimile No.: (866) 479-7550 Email: bwofford@hutchlaw.com

If to Medinet, to:	Medinet Co., Ltd.
Shin-Yokohama Square Bldg. 14F, 2-3-12 Shin-Yokohama, Kohoku-ku, Yokohama, Kanagawa, 222-0033 JAPAN

If to MEDcell, to:	MEDcell Co., Ltd.
2-8 Tamagawa-dai Setagaya-ku Tokyo, 158-0096 JAPAN

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile or email on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on receipt if sent by overnight courier; and/or (c) on receipt if sent by mail.

15.9 Compliance with Export Regulations.  No Party shall export any technology licensed to it under this Agreement except in compliance with all applicable export laws and regulations.

15.10 Force Majeure.  No Party shall be held liable or be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, terrorism, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Parties.  The affected Party shall notify the other Parties of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

15.11 Dispute Resolution.

15.11.1 Disputes.  The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from, or related to, this Agreement or to the breach hereof (collectively, “Dispute”).  In particular, the Chief Executive Officers of the Parties shall attempt to resolve all Disputes.  In the event that the Chief Executive Officers cannot reach an agreement regarding a Dispute, and a Party wishes to pursue the matter, each such Dispute that is not an “Excluded Claim” shall be finally resolved by binding arbitration under the then-current Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three (3) arbitrators appointed in accordance with the said Rules and Section 15.11.2 below, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  As used in this Section 15.11, the term “Excluded Claim” shall mean a dispute that concerns the validity or infringement of a patent, trademark or copyright.

15.11.2 Arbitration.  The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business who are independent of the Parties and neutral with respect to the Dispute presented for arbitration.  Within [**] days after initiation of arbitration, each of MEDcell and Argos shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [**] days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC International Court of Arbitration.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

A Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  A Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, no Party or an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(a) The Parties agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded promptly if an arbitrator or court determines that such payments are not due.

(b) The Parties hereby agree that any disputed performance or suspended performances pending the resolution of the arbitration that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrator.

(c) The Parties hereby agree that any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator.

15.12 Independent Contractors.  It is expressly agreed that Argos and Medinet and MEDcell shall be independent contractors and that the relationship between Argos and Medinet and MEDcell shall not constitute a partnership, joint venture or agency.  Argos shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Medinet or MEDcell, without the prior written consent of Medinet or MEDcell, and Medinet or MEDcell shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Argos without the prior written consent of Argos.

15.13 Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.14 Binding Effect; No Third Party Beneficiaries.  As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no person or entity other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MEDCELL CO., LTD.		ARGOS THERAPEUTICS, INC.

BY:	/s/ Kunihiku Suzuki	BY:	/s/ Jeffrey D. Abbey
NAME:	Kunihiku Suzuki	NAME:	Jeffrey D. Abbey
TITLE:	President	TITLE:	President and CEO

MEDINET CO., LTD.

BY:	/s/ Kunihiku Suzuki
NAME:	Kunihiku Suzuki
TITLE:	President and CEO

SCHEDULE A

ARCELIS PERSONALIZED IMMUNOTHERAPY PLATFORM

Arcelis is Argos’ proprietary active immunotherapy technology platform for generating fully personalized RNA-loaded dendritic cell immunotherapies. Argos uses the Arcelis platform to manufacture AGS-003, which is initially being developed for the treatment of mRCC, and AGS-004, which is being developed for the treatment of HIV.

The Arcelis platform is focused on dendritic cells that present antigens to the attention of the immune system and are critical to the human immune system’s recognition of the presence of proteins derived from cancer cells or virus-infected cells. Dendritic cells are capable of internalizing cancer protein antigens or virus protein antigens and displaying fragments of these protein antigens on their surface as small peptides. The dendritic cells then present these peptide antigens to T-cells capable of binding to these peptide antigens and producing a large complement of molecular factors that, in the case of cancer, lead to direct cancer cell death and, in the case of infectious disease, kill virus-infected cells to control the spread of infectious pathogens.

The following graphic illustrates the processes comprising our Arcelis platform:

As shown in the graphic above, the Arcelis platform requires two components derived from the particular patient to be treated, specifically:

•
a disease sample from the patient — tumor cells in the case of cancer or a blood sample containing virus in the case of infectious disease — which is generally collected at the time of diagnosis or initial treatment, and

•
dendritic cells derived from the patient’s monocytes, a particular type of white blood cell, which are obtained from the patient through a laboratory procedure called leukapheresis that occurs after diagnosis and at least four weeks prior to the initiation of our immunotherapy.

The tumor cells, or the blood sample containing the virus, and the leukapheresis product are shipped separately following collection from the clinical site to a centralized manufacturing facility where we use standard methods to isolate the patient’s mRNA, which is a key component of the genetic code, from the disease sample and amplify the mRNA. In parallel, we take the monocytes from the leukapheresis product and culture them using a proprietary process to create matured dendritic cells. Argos then immerses the matured dendritic cells in a solution of the patient’s isolated mRNA and a synthetic RNA that encodes a protein known as CD40 ligand, or CD40L, and apply a brief electric pulse to the solution, in a process referred to as electroporation. This process enables the patient’s isolated mRNA and the CD40L protein to pass into, or load, the dendritic cells. Argos then further cultures the mRNA-loaded dendritic cells so that these cells allow for antigen expression from the patient’s mRNA and presentation in the form of peptides on the surface of the dendritic cells. These mature, loaded dendritic cells are formulated into the patient’s plasma that was collected during the leukapheresis to become the Arcelis-based drug product. Argos then vials, freezes and ships the drug product to the clinic, which thaws the drug product and administers it to the patient by intradermal injection.

Upon injection into the skin of the patient, the antigen-loaded dendritic cells in the drug product migrate to the lymph nodes near the site of the injection. It is at these lymph nodes that the drug product comes into contact with T-cells. Argos believes that through this interaction the loaded dendritic cells orchestrate the differentiation, expansion and education, of antigen-specific T-cells. A unique property of the dendritic cells is that they result in the generation of CD8+ central and effector memory T-cells. Once activated and expanded, these T-cells are able to seek out and kill cancer or virus-infected cells that express the identical antigens as those displayed on the surface of the dendritic cells. Because the generation of these T-cells is dependent on secretion of IL-12 from the dendritic cells, measurement of IL-12 is a marker for potency of AGS-003 and potentially other Arcelis-based products.

SCHEDULE B

ARGOS PATENT RIGTHS

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of two pages were omitted. [**]

SCHEUDULE C

AUTOMATED SYSTEMS

Argos Automated Systems were designed as works for hire by Invetech in collaboration with Argos.

The Automated Nucleic Acid Processing System includes systems, devices and components thereof, as well as related methods for automated processing of samples in a closed container, including automated isolation, purification, amplification, processing and packaging of nucleic acids.  Examples of the Argos Automated Nucleic Acid Processing System are described in PCT Publication [**].  Uses of this System include isolation of RNA from tumor lysates, RT-PCR, in vitro transcription and related nucleic acid purification and packaging steps.

The Automated Cell Processing Systems are held as trade secret, with the exception of a centrifuge bowl described in International Patent Application [**] and medicament devices described in International Patent Application [**].  These System and components thereof automate many aspects of cell processing, differentiation, electroporation, and packaging.  Uses of these System include automated differentiation of monocytes into mature RNA-loaded dendritic cells.

SCHEDULE D

ARGOS IN-LICENSES

1.           Collaboration Termination Agreement between Argos and Kyowa Hakko Kirin Co., Ltd dated December 31, 2009.

2.           License Agreement between University of Antwerp, Gerold Shuler and Argos dated April 1, 2012.

3.           Patent Assignment Agreement between Argos (f/k/a Merix Bioscience, Inc.) and Gerold Schuler dated August 1, 2002.

4.           License Agreement between Argos (f/k/a Merix Bioscience, Inc.) and Duke University dated January 10, 2000, as amended.